FREE WRITING PROSPECTUS - Filed pursuant to Rule 433

Registration No. 333-131714-04

January 23, 2007

_____________________________________________________________________________________

"MICHAEL BANCHIK, HSBC SECURITIES (USA" <mbanchik2@bloomberg.net>
Sent by: mbanchik2@bloomberg.net	To
cc
01/23/2007 01:21PM	Subject: HAT 2007-1 Full Pricing Details

HSBC AUTOMOTIVE TRUST (USA) 2007-1, HAT 2007-1 $859.403mm

HSBC-SOLE LEAD/BOOKS CO-MGRS: CS,DB,JPM	100% POT DEAL

Class	Size (mm)	WAL*	(M/SP/F) RATING	LEGAL FINAL	Bench	PX Levels	Coup	Yield	Price
A-1	$221.600	0.30	P-1/A-1+/F1+	02/08	IntL	-4	5.32600	5.32600	100.000000
A-2	$270.200	1.10	Aaa/AAA/AAA	05/10	EDSF	+0	5.32	5.379	99.999460
A-3	$235.300	2.25	Aaa/AAA/AAA	11/11	IntS	+10	5.30	5.365	99.986461
A-4	$132.303	3.29	Aaa/AAA/AAA	11/13	IntS	+19	5.33	5.399	99.971245

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*ALL WAL RUN TO 10% CALL at 1.7% ABS

DEAL WILL SETTLE 01/31/07

FIRST PAYMENT DATE 03/19/07

All Class-A Notes are ERISA Eligible

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting edgar on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-811-8049. ANY OTHER LEGENDS AND/OR DISCLAIMERS THAT APPEAR ELSEWHERE ON THIS COMMUNICATION ARE NOT APPLICABLE AND SHOULD BE DISREGARDED. SUCH LEGENDS AND/OR DISCLAIMERS ARE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT THROUGH BLOOMBERG OR OTHER INTERNET APPLICATIONS.

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This analysis has been prepared by the HSBC Securities (USA) Inc. (HSI) Sales/Trading Desk; it is not a product of the research Department. HSI's trading Desk may have accumulated a long or short position in the subject security on the basis of this analysis prior to its dissemination. Opinions expressed are present opinions only, and may differ from opinions expressed by other HSI departments. The HSI Sales/Trading Desk does not undertake any obligation to update this material.

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